MAIDEN HOLDINGS, LTD

Maiden Holdings, Ltd. Announces Agreement to Acquire GMAC International Insurance Services, Ltd. Reinsurance Business

HAMILTON, Bermuda, Jul 6, 2010 (GlobeNewswire via COMTEX News Network) -- Maiden Holdings, Ltd. ("Maiden") (Nasdaq:MHLD) today announced that it has entered into a definitive agreement to acquire the majority of the reinsurance-related infrastructure, assets and liabilities of U.K.-based GMAC International Insurance Services, Ltd., including renewal rights on nearly $100 million of predominantly personal auto quota share reinsurance as well as the supporting business development subsidiaries in Europe. The transaction includes the assumption of more than $100 million of loss reserves and net unearned premiums which will be funded by a transfer of cash and investments. GMAC International Insurance Services, Ltd., primarily focuses on providing branded auto and auto-related insurance products through its insurer partners to retail customers in the European Union and other global markets.

"This transaction provides a significant step forward as Maiden continues to strengthen and enhance its international platform and capabilities while further diversifying its underwriting portfolio," said Art Raschbaum, President and CEO of Maiden Holdings, Ltd. "We are very familiar with this unique low volatility, international reinsurance business. Not only are we gaining a highly-regarded team of professionals with a strong track record and a proven, successful and profitable business development platform, but the acquired business also includes unique, auto-related distribution networks. Beyond the profitable underwriting portfolio, these networks will provide a source of future fee income opportunities."

Raschbaum continued, "This opportunity is consistent with our disciplined, low volatility model and will allow us to further leverage our Bermuda underwriting platform. Once integrated, we expect the renewal portfolio to generate operating performance consistent with Maiden's overall objectives. We are confident that our relationship-oriented, value-added focus will enable us to further expand this strong platform and continue to make progress toward delivering on our stated profitability and return goals in 2011 and beyond."

Maiden plans to fund the proposed transaction through its existing capital base which, subject to customary regulatory approval, is expected to close by the end of the third quarter. The company expects the transaction to be accretive to 2011 earnings, and to generally perform within its overall stated targets of a 96% combined ratio and medium-term ROE target of 15%.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through our subsidiaries which are each A- rated (excellent) by A.M. Best, we are focused on providing non-catastrophic, customized reinsurance products and services, to small and mid-size insurance companies in the United States and Europe. As of March 31, 2010, the company had $2.7 billion in assets and total capital of $925 million including shareholders' equity of $710 million.

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Forward-Looking Statement

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, decreases in existing and new client projected premiums, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.